Exhibit 99.1

Odysight.ai Reports Financial Results for the First Half of 2024 and Provides Business Update

OMER, Israel, August 15, 2024 – Odysight.ai Inc. (OTCQB: ODYS), a leading provider of visual based predictive maintenance (PdM) and condition-based monitoring (CBM) solutions, announced its 2024 first half financial results and operational highlights.

Key highlights

Revenue for the first half of 2024 was approximately $1.4 million; Cash Balancei of approximately $13.5 million as of June 30, 2024

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Raised $10.3 million in private placement during July to accelerate growth, while targeting Nasdaq uplisting

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Purchase order received for the Israel Air Force (IAF) Boeing AH-64 Apache attack helicopter prototype

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Purchase orders received from France-based Safran aircraft engines and from Tel Aviv University on behalf of the Israel Ministry of Defense for a bespoke system based on proprietary visual sensors

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Purchase order received from an international defense contractor for PdM System, to be installed in upgraded IAF maritime version SH-60 Seahawks

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Yehu Ofer, Odysight.ai’s Chief Executive Officer, said: “I am proud of Odysight.ai’s achievements in the first half of 2024, as evidenced by the meaningful purchase orders from the IAF, Israel Ministry of Defense and Safran.”

Einav Brenner, Odysight.ai’s Chief Financial Officer, added: “Odysight.ai continues to improve its financial performance, reflected by upward trending aerospace revenue. We successfully completed a private placement of $10.3 million in July, supported by both existing and new shareholders, providing the capital to accelerate our growth.”

Financial highlights for the six months ended June 30, 2024 (Unaudited)

Revenues for the six months ended June 30, 2024 were $1.4 million, compared to $1.0 million for the six months ended June 30, 2023, an increase of approximately 40%. The increase is primarily attributable to a higher unit sale price, a growing number of units sold to a Fortune 500 multinational healthcare corporation, as well as Industry 4.0 related revenues.

Cost of Revenues for the six months ended June 30, 2024 was $1.1 million, compared to $1.3 million for the six months ended June 30, 2023, a decrease of approximately 19%. The decrease is primarily attributable to a reduction in the costs of certain materials and improvements in the production process, partially offset by the costs associated with the increase in the number of units sold.

Gross Profit for the six months ended June 30, 2024 was $0.3 million, compared to gross loss of $0.4 million for the six months ended June 30, 2023. The transition to gross profit is attributable to both revenue growth as well as the decrease in cost of revenues.

Operating expenses for the six months ended June 30, 2024 were $6.0 million, compared to $5.5 million for the six months ended June 30, 2023, an increase of approximately 9%. The increase was primarily due to an increase in employee recruitment, payroll and related expenses.

Net loss for the six months ended June 30, 2024, was $5.3 million, compared to $5.6 million for the six months ended June 30, 2023.

Cash Balancei as of June 30, 2024, was $13.5 million.

i Including cash, cash equivalents and restricted cash.

About Odysight.ai

Odysight.ai is pioneering the Predictive Maintenance (PdM) and Condition Based Monitoring (CBM) markets with its visualization and AI platform. Providing video sensor-based solutions for critical systems in the aviation, transportation, and energy industries, Odysight.ai leverages proven visual technologies and products from the medical industry. Odysight.ai’s unique video-based sensors, embedded software, and AI algorithms are being deployed in hard-to-reach locations and harsh environments across a variety of PdM and CBM use cases. Odysight.ai’s platform allows maintenance and operations teams visibility into areas which are inaccessible under normal operation, or where the operating ambience is not suitable for continuous real-time monitoring. For more information, please visit: https://www.odysight.ai or follow us on Twitter, LinkedIn and YouTube.

Forward-Looking Statements

Information set forth in this news release contains forward-looking statements within the meaning of safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to future events or our future performance. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding sustained demand for the Company’s products, the Company’s positive trajectory in commercializing its products and optimism about future growth and Nasdaq listing. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Those statements are based on information we have when those statements are made or our management’s current expectation and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward- looking statements. Factors that may affect our results, performance, circumstances or achievements include, but are not limited to the following: (i) market acceptance of our existing and new products, including those that utilize our micro Odysight.ai technology or offer Predictive Maintenance and Condition Based Monitoring applications, (ii) lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device and related industries from much larger, multinational companies, (v) product liability claims, product malfunctions and the functionality of Odysight.ai’s solutions under all environmental conditions, (vi) our limited manufacturing capabilities and reliance on third-parties for assistance, (vii) an inability to establish sales, marketing and distribution capabilities to commercialize our products, (viii) an inability to attract and retain qualified personnel, (ix) our efforts obtain and maintain intellectual property protection covering our products, which may not be successful, (x) our reliance on a single customer that accounts for a substantial portion of our revenues, (xi) our reliance on single suppliers for certain product components, including for miniature video sensors which are suitable for our Complementary Metal Oxide Semiconductor technology products, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain, (xiii) the impact of computer system failures, cyberattacks or deficiencies in our cybersecurity, (xiv) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical, global supply chain and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction and (xv) political, economic and military instability in Israel, including the impact on our operations of the October 7, 2023 attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them. These and other important factors discussed in Odysight.ai’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 26, 2024 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Except as required under applicable securities legislation, Odysight.ai undertakes no obligation to publicly update or revise forward-looking information.

Company Contact:

Einav Brenner, CFO

info@odysight.ai

Investor Relations Contact:

Miri Segal

MS-IR LLC

msegal@ms-ir.com

Tel: +1-917-607-8654